Exhibit 99.1

LIVE OAK BANCSHARES, INC. REPORTS FOURTH QUARTER 2021 RESULTS

Wilmington, NC, January 25, 2022 - Live Oak Bancshares, Inc. (Nasdaq: LOB) (“Live Oak” or “the Company”) today reported fourth quarter 2021 net earnings available to common shareholders of $30.1 million, or $0.66 per diluted share.  Net earnings for the year ended December 31, 2021, totaled $167.0 million, or $3.71 per diluted share.

“Live Oak closed 2021 with one of our strongest quarters in the Company’s history,” said Live Oak Chairman and CEO James S. (Chip) Mahan, III. “For three consecutive quarters we have exceeded $1.0 billion in loan originations, with year-over-year organic growth of 32% in total loans outside of PPP and 24% in total deposits. We also ended the year by marking a new chapter in our model with the launch of our small business checking account on a next-generation platform. Live Oak continues to be strongly positioned to serve small businesses across America while continuing to redefine what it means to be a community bank.”

Year over Year Highlights

(Dollars in thousands, except per share data)			Increase (Decrease)
	2021	2020	Dollars	Percent
Total revenue (1)	$456,985	$280,723	$176,262	63%
Total noninterest expense	230,987	192,676	38,311	20
Income before taxes	210,788	47,389	163,399	345
Effective tax rate	20.8%	(25.6)%	n/a	n/a
Net income	$166,995	$59,543	$107,452	180%
Diluted earnings per share	3.71	1.43	2.28	159
Loan and lease production:
Loans and leases originated	$4,480,725	$4,450,198	$30,527	1%
% Fully funded	64.5%	78.6%	n/a	n/a
Loans and leases originated, excluding PPP loans	$3,933,207	$2,687,542	$1,245,665	46%
Total loans and leases:	6,637,781	6,320,400	317,381	5
Total loans and leases, excluding PPP loans:	6,375,903	4,821,783	1,554,120	32
Total assets:	8,213,393	7,872,303	341,090	4
Total deposits:	7,112,044	5,712,828	1,399,216	24

Fourth Quarter 2021 Key Measures

(Dollars in thousands, except per share data)			Increase (Decrease)
	Q4 2021	Q3 2021	Dollars	Percent	Q4 2020
Total revenue (1)	$111,394	$103,011	$8,383	8%	$73,104
Total noninterest expense	59,698	55,459	4,239	8	52,435
Income before taxes	47,778	43,233	4,545	11	12,035
Effective tax rate	36.9%	21.7%	n/a	n/a	(145.8)%
Net income	$30,147	$33,839	$(3,692)	(11)%	$29,588
Diluted earnings per share	0.66	0.76	(0.10)	(13)	0.68
Loan and lease production:
Loans and leases originated	$1,083,623	$1,063,190	$20,433	2%	$808,010
% Fully funded	54.1%	55.1%	n/a	n/a	55.6%

(1) Total revenue consists of net interest income and total noninterest income.

Loans and Leases

At December 31, 2021, the total loan and lease portfolio was $6.64 billion, 5.0% above its level at December 31, 2020 and 2.7% above its level at September 30, 2021. Compared to the third quarter of 2021, loans and leases held for investment increased $102.7 million, or 1.9%, to $5.52 billion while loans held for sale increased $73.8 million, or 7.1%, to $1.12 billion. Average loans and leases were $6.45 billion during the fourth quarter of 2021 compared to $6.47 billion during the third quarter of 2021. Excluding Paycheck Protection Program (“PPP”) loans, the total loan and lease portfolio increased by $1.55 billion, or 32.2%, compared to December 31, 2020, and $404.3 million, or 6.8%, compared to September 30, 2021.

The total loan and lease portfolio of $6.64 billion includes $261.9 million of PPP loans, net of deferred fees and costs, at December 31, 2021. The unguaranteed percentage of the total loan and lease portfolio, influenced by the inclusion of PPP loans carrying a 100% government guarantee, continues to lessen as PPP balances decline. The total loan and lease portfolio at December 31, 2021, and September 30, 2021, of $6.64 billion and $6.46 billion, respectively, was comprised of 51.6% and 47.8% of unguaranteed loans and leases, respectively.

Loan and lease originations totaled $1.08 billion during the fourth quarter of 2021, an increase of $20.4 million, or 1.9%, from the third quarter of 2021.

Deposits

Total deposits increased to $7.11 billion at December 31, 2021, an increase of $1.40 billion compared to December 31, 2020, and an increase of $295.4 million compared to September 30, 2021.

The increase in total deposits from the prior quarter provides support for the growth in the loan and lease portfolio and origination activities during the fourth quarter of 2021.  Average total interest-bearing deposits for the fourth quarter of 2021 increased $276.9 million, or 4.2%, to $6.91 billion, compared to $6.63 billion for the third quarter of 2021. The ratio of average total loans and leases to average interest-bearing deposits was 93.4% for the fourth quarter of 2021, compared to 97.5% for the third quarter of 2021.  This ratio is influenced by average PPP loan volume and the use of the Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”) classified as long-term borrowings; however, its impact also continues to lessen as PPP related balances decline.

Borrowings

Borrowings totaled $318.3 million at December 31, 2021, compared to $1.54 billion and $575.0 million at December 31, 2020, and September 30, 2021, respectively.  During the fourth quarter of 2021, the Company decreased borrowings by $256.7 million primarily by reducing the outstanding balance in the Federal Reserve’s PPPLF to $267.5 million as of December 31, 2021, compared to $526.0 million at September 30, 2021. The PPPLF has a 100% advance rate equal to the principal amount of PPP loans pledged as security and carries an interest rate of 0.35%, and loans financed under the PPPLF have a neutral impact on regulatory leverage capital ratios.  Including borrowings, the ratio of average total loans and leases to total average interest-bearing liabilities was 88.0% for the fourth quarter of 2021, compared to 86.8% for the third quarter of 2021.

Net Interest Income

Net interest income for the fourth quarter of 2021 was $77.6 million compared to $62.3 million for the fourth quarter of 2020 and $77.7 million for the third quarter of 2021.

The increase for the fourth quarter of 2021 compared to the fourth quarter of 2020 was driven by significant growth in the total loan and lease portfolio, excluding PPP loans. The increase in net interest income comparing these two periods was also driven by the reduction in the average rate on interest-bearing liabilities from 1.13% for the fourth quarter of 2020 to 0.79% for the fourth quarter of 2021.

The net interest margin increased from the third quarter of 2021 by three basis points, from 3.99% to 4.02%.  The yield on interest earning assets for the fourth quarter of 2021 increased one basis point compared to the third quarter of 2021.  The increase in asset yield was further enhanced by a one basis point reduction in the average cost of interest-bearing liabilities from 0.80% for the quarter ended September 30, 2021, to 0.79% for the quarter ended December 31, 2021.

Noninterest Income

Noninterest income for the fourth quarter of 2021 increased to $33.8 million compared to $10.8 million for the fourth quarter of 2020 and $25.3 million for the third quarter of 2021.  The primary drivers behind increased noninterest income are outlined below.

The largest driver of the increase in noninterest income for the fourth quarter of 2021 arose from equity method investment income which increased $11.7 million over the fourth quarter of 2020 and $4.2 million over the third quarter of 2021.  The increase compared to fourth quarter of 2020 was largely a product of the Company’s pro rata portion of income tax expense of $7.8 million recorded during the prior year arising from an investee’s conversion from a partnership to a corporation.  Also contributing to the increase for both compared periods was heightened levels of financial performance from the Company’s investments in fintech oriented investment funds.

The loan servicing asset revaluation resulted in a loss of $4.2 million for the fourth quarter of 2021 compared to a loss of $5.8 million for the fourth quarter of 2020 and a loss of $5.9 million for the third quarter of 2021.  Lower levels of losses in the loan servicing asset revaluation compared to the prior quarters was largely the result of the ongoing amortization of the guaranteed serviced loan portfolio.

Net gains on sales of loans increased $5.3 million compared to the fourth quarter of 2020 and $1.4 million compared to the third quarter of 2021.  The average net gain on guaranteed loan sales was $98.8, $91.0 and $115.9 thousand per million sold for the fourth quarter of 2021, third quarter of 2021 and fourth quarter of 2020, respectively. The change in the average net gain per million on guaranteed loan sales was largely driven by the mix of loan sales while overall market pricing remained relatively consistent for each of the compared periods.  The volume of guaranteed loans sold remained relatively flat at $199.0 million for the fourth quarter of 2021 compared to $201.9 million sold in the prior quarter.

The net loss on loans accounted for under the fair value option totaled $66 thousand for the fourth quarter of 2021, a $4.7 million decrease compared to the $4.8 million net loss for the fourth quarter of 2020 and a $964 thousand decrease compared to the net loss of $1.0 million for the third quarter of 2021. The decreased level of loss in marking loans to fair value for the above periods was largely the result of continued improvements in economic forecasts used in measuring fair value.

Noninterest Expense

Noninterest expense for the fourth quarter of 2021 totaled $59.7 million compared to $52.4 million for the fourth quarter of 2020 and $55.5 million for the third quarter of 2021.  The primary drivers in the noninterest expense changes are outlined below.

Salaries and employee benefits for the fourth quarter of 2021 increased to $32.5 million compared to $29.5 million for the fourth quarter of 2020 and $28.2 million for the third quarter of 2021.  The increase in salaries and employee benefits was principally related to continued investment in human resources to support strategic and growth initiatives.

Professional services expense increased to $3.7 million for the fourth quarter of 2021 compared to $1.7 million for the fourth quarter of 2020. The $2.0 million increase over the fourth quarter of 2020 was largely driven by an increase in legal and consulting fees.

Data processing expense for the fourth quarter of 2021 totaled $5.2 million compared to $3.4 million for the fourth quarter of 2020. The increase in 2021 was principally due to enhanced investments in the Company’s internal software technology resources.

Asset Quality

During the fourth quarter of 2021, the Company recognized net charge-offs for loans carried at historical cost of $15 thousand compared to $537 thousand in the fourth quarter of 2020 and $2.5 million in the third quarter of 2021. Net charge-offs as a percentage of average held for investment loans and leases carried at historical cost, annualized, for the quarters ended December 31, 2021 and 2020 and September 30, 2021, was 0.00%, 0.05% and 0.21%, respectively.  Net charge-offs as a percentage of total average held for investment loans and leases carried at historical cost for the years ended December 31, 2021 and 2020, were 0.09% and 0.45%, respectively.  The decrease in net charge-offs as a percentage of total average held for investment loans and leases carried at historical cost for the year ended December 31, 2021 compared to 2020 was largely the result of a 2020 reclassification of fifteen hotel loans totaling $81.2 million in net investment from held for investment to held for sale.  This reclassification resulted in a write down reflected in charge-offs of $9.8 million in 2020.

Unguaranteed nonperforming (nonaccrual) loans and leases, excluding $4.8 million and $6.3 million accounted for under the fair value option at December 31, 2021, and September 30, 2021, respectively, decreased to $16.0 million, or 0.33% of loans and leases held for investment which are carried at historical cost, at December 31, 2021, compared to $20.4 million, or 0.43%, at September 30, 2021.

Provision for Loan and Lease Credit Losses

The provision for loan and lease credit losses for the fourth quarter of 2021 totaled $3.9 million compared to $8.6 million for the fourth quarter of 2020 and $4.3 million for the third quarter of 2021.  The lower provision expense in the fourth quarter of 2021 was primarily the result of continued improvement in forecasts related to employment and default expectations, combined with the effects of the earlier discussed portfolio performance metrics, outpacing the impact of the growing loan and lease portfolio.

The allowance for credit losses on loans and leases totaled $63.6 million at December 31, 2021, compared to $59.7 million at September 30, 2021. The allowance for credit losses on loans and leases as a percentage of total loans and leases held for investment carried at historical cost was 1.30% and 1.26% at December 31, 2021, and September 30, 2021, respectively.  While the level of impact continues to decline, the allowance for credit losses on loans and leases as a percentage of total loans and leases held for investment carried at historical cost continues to be influenced by the 100% guaranteed PPP loans.

Income Tax

Income tax expense and related effective tax rate was $17.6 million and 36.9% for the fourth quarter of 2021, compared to an income tax benefit of $17.6 million and effective tax rate of (145.8)% for the fourth quarter of 2020, and income tax expense of $9.4 million and effective tax rate of 21.7% for the third quarter of 2021, respectively. The effective tax rate for the fourth quarter of 2021 was principally influenced by recognition of fewer investment tax credits in that quarter than the Company previously anticipated.  These expected tax credits, amounting to $10.0 million, were reflected in the effective tax rate calculations reported for the first three quarters of 2021 and are associated with renewable energy investments that have been delayed primarily due to supply chain issues related to the COVID-19 pandemic.  While no longer reflected in the effective tax rate for 2021, the Company expects to recognize most of these investment tax credits in 2022.

The income tax benefit for the fourth quarter of 2020 was principally the product of the vesting of restricted stock unit awards with market price conditions during the fourth quarter.  Upon vesting, the fair value of these awards exceeded the total compensation cost recognized by the Company for book purposes, which resulted in the recognition of a tax benefit of $22.1 million.

Shareholders’ Equity

Total shareholders’ equity increased by $25.7 million, or 3.7%, during the fourth quarter of 2021.  This increase was primarily due to net income.

Conference Call

Live Oak will host a conference call to discuss quarterly results at 8:30 a.m. ET tomorrow morning (January 26, 2022). Media representatives, analysts and the public are invited to listen to this discussion by calling (844) 743-2494 (domestic) or (661) 378-9528 (international) with conference ID 2079907. A live webcast of the conference call along with presentation materials referenced during the conference call will be available on the Investor Relations page of the Company’s website at http://investor.liveoakbank.com. A replay of the conference call will also be available until February 2, 2022 and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international).

Important Note Regarding Forward-Looking Statements

Statements in this press release that are based on other than historical data or that express the Company’s plans or expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include changes in Small Business Administration (“SBA”) rules, regulations or loan products, including the Section 7(a) program, changes in SBA standard operating procedures or changes in Live Oak Banking Company's status as an SBA Preferred Lender; changes in rules, regulations or procedures for other government loan programs, including those of the United States Department of Agriculture; the potential impacts of the Coronavirus Disease 2019 (COVID-19) pandemic on trade (including supply chains and export levels), travel, employee productivity and other economic activities that may have a destabilizing and negative effect on financial markets, economic activity and customer behavior; a reduction in or the termination of the Company's ability to use the technology-based platform that is critical to the success of its business model, including a failure in or a breach of operational or security systems; competition from other lenders; the Company's ability to attract and retain key personnel; market and economic conditions and the associated impact on the Company; operational, liquidity and credit risks associated with the Company's business; the impact of heightened regulatory scrutiny of financial products and services and the Company's ability to comply with regulatory requirements and expectations; adverse results, including related fees and expenses, from pending or future lawsuits, government investigations or private actions; and the other factors discussed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov). Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

About Live Oak Bancshares, Inc.

Live Oak Bancshares, Inc. (Nasdaq: LOB) is a financial holding company and the parent company of Live Oak Bank.  Live Oak Bancshares and its subsidiaries partner with businesses that share a groundbreaking focus on service and technology to redefine banking. To learn more, visit www.liveoakbank.com.

Contacts:

William C. (BJ) Losch, III | CFO | Investor Relations | 910.218.2173

Claire Parker | SVP Corporate Communications | Media Relations | 910.597.1592

Live Oak Bancshares, Inc.

Quarterly Statements of Income (unaudited)

(Dollars in thousands, except per share data)

	Three months ended					4Q 2021 Change vs.
	4Q 2021	3Q 2021	2Q 2021	1Q 2021	4Q 2020	3Q 2021	4Q 2020
Interest income						%	%
Loans and fees on loans	$88,577	$89,388	$84,780	$84,993	$79,166	(0.9)	11.9
Investment securities, taxable	3,455	3,174	2,975	2,929	3,345	8.9	3.3
Other interest earning assets	171	224	244	303	529	(23.7)	(67.7)
Total interest income	92,203	92,786	87,999	88,225	83,040	(0.6)	11.0
Interest expense
Deposits	13,817	14,159	14,820	16,944	19,195	(2.4)	(28.0)
Borrowings	748	892	1,717	1,331	1,544	(16.1)	(51.6)
Total interest expense	14,565	15,051	16,537	18,275	20,739	(3.2)	(29.8)
Net interest income	77,638	77,735	71,462	69,950	62,301	(0.1)	24.6
Provision for (recovery of) loan and lease credit losses	3,918	4,319	7,846	(873)	8,634	(9.3)	(54.6)
Net interest income after provision for (recovery of) loan and lease credit losses	73,720	73,416	63,616	70,823	53,667	0.4	37.4
Noninterest income
Loan servicing revenue	6,289	6,278	6,218	6,434	6,684	0.2	(5.9)
Loan servicing asset revaluation	(4,160)	(5,878)	(3,181)	1,493	(5,756)	(29.2)	(27.7)
Net gains on sales of loans	20,257	18,860	16,234	11,929	14,976	7.4	35.3
Net (loss) gain on loans accounted for under the fair value option	(66)	(1,030)	1,135	4,218	(4,759)	(93.6)	(98.6)
Equity method investments income (loss)	2,969	(1,250)	(2,278)	(1,157)	(8,739)	(337.5)	(134.0)
Equity security investments gains (losses), net	218	176	44,253	105	107	23.9	103.7
Lease income	2,521	2,527	2,616	2,599	2,615	(0.2)	(3.6)
Management fee income	1,482	1,489	1,473	1,934	2,206	(0.5)	(32.8)
Other noninterest income	4,246	4,104	3,641	3,502	3,469	3.5	22.4
Total noninterest income	33,756	25,276	70,111	31,057	10,803	33.5	212.5
Noninterest expense
Salaries and employee benefits	32,464	28,202	32,900	31,366	29,477	15.1	10.1
Travel expense	1,782	1,819	1,549	659	1,056	(2.0)	68.8
Professional services expense	3,724	4,251	3,329	3,831	1,691	(12.4)	120.2
Advertising and marketing expense	1,844	1,631	875	652	973	13.1	89.5
Occupancy expense	2,045	2,042	2,224	2,112	2,302	0.1	(11.2)
Data processing expense	5,186	4,867	4,234	3,894	3,414	6.6	51.9
Equipment expense	4,644	4,567	4,385	4,354	4,002	1.7	16.0
Other loan origination and maintenance expense	3,406	3,489	3,307	3,327	3,173	(2.4)	7.3
Renewable energy tax credit investment impairment	—	60	—	3,127	—	(100.0)	—
FDIC insurance	1,931	1,670	1,704	1,765	2,147	15.6	(10.1)
Other expense	2,672	2,861	3,051	3,185	4,200	(6.6)	(36.4)
Total noninterest expense	59,698	55,459	57,558	58,272	52,435	7.6	13.9
Income before taxes	47,778	43,233	76,169	43,608	12,035	10.5	297.0
Income tax expense (benefit)	17,631	9,394	12,587	4,181	(17,553)	87.7	(200.4)
Net income	$30,147	$33,839	$63,582	$39,427	$29,588	(10.9)	1.9
Earnings per share
Basic	$0.69	$0.78	$1.48	$0.92	$0.72	(11.5)	(4.2)
Diluted	$0.66	$0.76	$1.41	$0.88	$0.68	(13.2)	(2.9)
Weighted average shares outstanding
Basic	43,492,172	43,329,889	43,173,312	42,673,615	41,320,851
Diluted	45,474,530	45,040,690	45,062,392	44,696,850	43,333,707

Live Oak Bancshares, Inc.

Quarterly Balance Sheets (unaudited)

(Dollars in thousands)

	As of the quarter ended					4Q 2021 Change vs.
	4Q 2021	3Q 2021	2Q 2021	1Q 2021	4Q 2020	3Q 2021	4Q 2020
Assets						%	%
Cash and due from banks	$187,203	$336,362	$428,907	$630,081	$297,167	(44.3)	(37.0)
Federal funds sold	16,547	10,672	9,917	5,461	21,153	55.1	(21.8)
Certificates of deposit with other banks	4,750	6,000	6,000	6,500	6,500	(20.8)	(26.9)
Investment securities available-for-sale	906,052	861,377	817,896	775,177	750,098	5.2	20.8
Loans held for sale (1)	1,116,519	1,042,756	1,064,911	1,076,741	1,175,470	7.1	(5.0)
Loans and leases held for investment (2)	5,521,262	5,418,611	5,441,423	5,456,754	5,144,930	1.9	7.3
Allowance for credit losses on loans and leases	(63,584)	(59,681)	(57,848)	(52,417)	(52,306)	6.5	21.6
Net loans and leases	5,457,678	5,358,930	5,383,575	5,404,337	5,092,624	1.8	7.2
Premises and equipment, net	240,196	244,212	249,069	253,774	259,267	(1.6)	(7.4)
Foreclosed assets	620	883	1,793	4,185	4,155	(29.8)	(85.1)
Servicing assets	33,574	33,968	36,966	37,744	33,918	(1.2)	(1.0)
Other assets	250,254	242,181	244,152	223,875	231,951	3.3	7.9
Total assets	$8,213,393	$8,137,341	$8,243,186	$8,417,875	$7,872,303	0.9	4.3
Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$89,279	$77,026	$89,768	$75,794	$75,287	15.9	18.6
Interest-bearing	7,022,765	6,739,587	6,431,065	6,240,210	5,637,541	4.2	24.6
Total deposits	7,112,044	6,816,613	6,520,833	6,316,004	5,712,828	4.3	24.5
Borrowings	318,289	575,021	1,012,431	1,465,961	1,542,093	(44.6)	(79.4)
Other liabilities	67,927	56,284	52,575	45,550	49,532	20.7	37.1
Total liabilities	7,498,260	7,447,918	7,585,839	7,827,515	7,304,453	0.7	2.7
Shareholders’ equity
Preferred stock, no par value, 1,000,000 shares authorized, none issued or outstanding	—	—	—	—	—	—	—
Class A common stock (voting)	310,970	304,085	299,809	298,525	298,890	2.3	4.0
Class B common stock (non-voting)	1,324	5,404	5,404	7,330	11,729	(75.5)	(88.7)
Retained earnings	400,893	371,869	339,011	275,377	235,724	7.8	70.1
Accumulated other comprehensive income	1,946	8,065	13,123	9,128	21,507	(75.9)	(91.0)
Total shareholders' equity	715,133	689,423	657,347	590,360	567,850	3.7	25.9
Total liabilities and shareholders’ equity	$8,213,393	$8,137,341	$8,243,186	$8,417,875	$7,872,303	0.9	4.3

(1)

Includes $25.3 million, $27.4 million, $29.0 million, $35.9 million and $36.1 million measured at fair value for the quarters ended December 31, 2021, September 30, 2021, June 30, 2021, March 31, 2021 and December 31, 2020, respectively.

(2)

Includes $645.2 million, $698.0 million, $743.2 million, $790.8 million and $815.4 million measured at fair value for the quarters ended December 31, 2021, September 30, 2021, June 30, 2021, March 31, 2021 and December 31, 2020, respectively.

Live Oak Bancshares, Inc.

Statements of Income (unaudited)

(Dollars in thousands, except per share data)

	Twelve months ended
	December 31, 2021	December 31, 2020
Interest income
Loans and fees on loans	$347,738	$270,770
Investment securities, taxable	12,533	15,016
Other interest earning assets	942	2,622
Total interest income	361,213	288,408
Interest expense
Deposits	59,740	89,726
Borrowings	4,688	3,959
Total interest expense	64,428	93,685
Net interest income	296,785	194,723
Provision for loan and lease credit losses	15,210	40,658
Net interest income after provision for loan and lease credit losses	281,575	154,065
Noninterest income
Loan servicing revenue	25,219	26,600
Loan servicing asset revaluation	(11,726)	(9,958)
Net gains on sales of loans	67,280	49,473
Net gain (loss) on loans accounted for under the fair value option	4,257	(13,083)
Equity method investments income (loss)	(1,716)	(14,691)
Equity security investments gains (losses), net	44,752	14,909
Gain on sale of investment securities available-for-sale, net	—	1,880
Lease income	10,263	10,508
Management fee income	6,378	6,352
Other noninterest income	15,493	14,010
Total noninterest income	160,200	86,000
Noninterest expense
Salaries and employee benefits	124,932	112,525
Travel expense	5,809	3,451
Professional services expense	15,135	6,359
Advertising and marketing expense	5,002	3,510
Occupancy expense	8,423	8,757
Data processing expense	18,181	12,344
Equipment expense	17,950	17,603
Other loan origination and maintenance expense	13,529	10,790
Renewable energy tax credit investment impairment	3,187	—
FDIC insurance	7,070	7,473
Other expense	11,769	9,864
Total noninterest expense	230,987	192,676
Income before taxes	210,788	47,389
Income tax expense (benefit)	43,793	(12,154)
Net income	$166,995	$59,543
Earnings per share
Basic	$3.87	$1.46
Diluted	$3.71	$1.43
Weighted average shares outstanding
Basic	43,169,935	40,677,496
Diluted	45,071,304	41,771,250

Live Oak Bancshares, Inc.

Quarterly Selected Financial Data

(Dollars in thousands, except per share data)

	As of and for the three months ended
	4Q 2021	3Q 2021	2Q 2021	1Q 2021	4Q 2020
Income Statement Data
Net income	$30,147	$33,839	$63,582	$39,427	$29,588
Per Common Share
Net income, diluted	$0.66	$0.76	$1.41	$0.88	$0.68
Dividends declared	0.03	0.03	0.03	0.03	0.03
Book value	16.39	15.89	15.19	13.74	13.38
Tangible book value (1)	16.31	15.80	15.10	13.65	13.28
Performance Ratios
Return on average assets (annualized)	1.47%	1.64%	3.01%	1.98%	1.49%
Return on average equity (annualized)	16.80	19.67	41.30	26.89	19.86
Net interest margin	4.02	3.99	3.63	3.81	3.33
Efficiency ratio (1)	53.59	53.84	40.66	57.69	71.73
Noninterest income to total revenue	30.30	24.54	49.52	30.75	14.78
Selected Loan Metrics
Loans and leases originated	$1,083,623	$1,063,190	$1,153,693	$1,180,219	$808,010
Outstanding balance of sold loans serviced	3,298,828	3,212,271	3,134,068	3,216,727	3,205,623
Asset Quality Ratios
Allowance for credit losses to loans and leases held for investment (3)	1.30%	1.26%	1.23%	1.12%	1.21%
Net charge-offs (3)	$15	$2,485	$2,417	$(984)	$537
Net charge-offs to average loans and leases held for investment (2) (3)	—%	0.21%	0.21%	(0.09)%	0.05%

Nonperforming loans and leases at historical cost (3) (4)
Unguaranteed	$15,987	$20,450	$22,458	$24,738	$20,078
Guaranteed	26,546	28,888	25,551	32,633	26,032
Total	42,533	49,338	48,009	57,371	46,110
Unguaranteed nonperforming historical cost loans and leases, to loans and leases held for investment (3) (4)	0.33%	0.43%	0.48%	0.53%	0.46%

Nonperforming loans at fair value (5)
Unguaranteed	$4,791	$6,303	$5,503	$5,838	$5,387
Guaranteed	33,471	36,708	34,323	34,396	30,112
Total	38,262	43,011	39,826	40,234	35,499
Unguaranteed nonperforming fair value loans to loans held for investment (5)	0.74%	0.90%	0.74%	0.74%	0.66%
Capital Ratios
Common equity tier 1 capital (to risk-weighted assets)	12.38%	12.56%	12.45%	12.16%	12.15%
Tier 1 leverage capital (to average assets)	8.87	8.82	8.70	8.50	8.40

Notes to Quarterly Selected Financial Data

(1)  See accompanying GAAP to Non-GAAP Reconciliation.

(2)  Quarterly net charge-offs as a percentage of quarterly average loans and leases held for investment, annualized.

(3)  Loans and leases at historical cost only (excludes loans measured at fair value).

(4)  The quarter ended December 31, 2020 excludes one $6.1 million hotel loan classified as held for sale.

(5)  Loans accounted for under the fair value option only (excludes loans and leases carried at historical cost).

Live Oak Bancshares, Inc.

Quarterly Average Balances and Net Interest Margin

(Dollars in thousands)

	Three months ended December 31, 2021			Three months ended September 30, 2021
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest earning assets:
Interest earning balances in other banks	$331,077	$168	0.20%	$452,830	$221	0.19%
Federal funds sold	8,515	3	0.14	9,260	3	0.13
Investment securities	879,138	3,455	1.56	808,697	3,174	1.56
Loans held for sale	1,059,672	14,661	5.49	1,098,940	15,090	5.45
Loans and leases held for investment (1)	5,391,283	73,916	5.44	5,366,088	74,298	5.49
Total interest earning assets	7,669,685	92,203	4.77	7,735,815	92,786	4.76
Less: allowance for credit losses on loans and leases	(59,088)			(56,411)
Non-interest earning assets	569,493			581,771
Total assets	$8,180,090			$8,261,175
Interest bearing liabilities:
Interest bearing checking	$—	$—	—%	$—	$—	—%
Savings	3,470,813	4,487	0.51	3,367,168	4,359	0.51
Money market accounts	97,230	61	0.25	104,576	74	0.28
Certificates of deposit	3,337,399	9,269	1.10	3,156,834	9,726	1.22
Total interest bearing deposits	6,905,442	13,817	0.79	6,628,578	14,159	0.85
Borrowings	427,044	748	0.69	818,511	892	0.43
Total interest bearing liabilities	7,332,486	14,565	0.79	7,447,089	15,051	0.80
Non-interest bearing deposits	79,479			79,006
Non-interest bearing liabilities	50,190			46,907
Shareholders' equity	717,935			688,173
Total liabilities and shareholders' equity	$8,180,090			$8,261,175
Net interest income and interest rate spread		$77,638	3.98%		$77,735	3.96%
Net interest margin			4.02			3.99
Ratio of average interest-earning assets to average interest-bearing liabilities			104.60%			103.88%

(1)Average loan and lease balances include non-accruing loans.

Live Oak Bancshares, Inc.

GAAP to Non-GAAP Reconciliation

(Dollars in thousands)

	As of and for the three months ended
	4Q 2021	3Q 2021	2Q 2021	1Q 2021	4Q 2020
Total shareholders’ equity	$715,133	$689,423	$657,347	$590,360	$567,850
Less:
Goodwill	1,797	1,797	1,797	1,797	1,797
Other intangible assets	2,026	2,065	2,103	2,141	2,179
Tangible shareholders’ equity (a)	$711,310	$685,561	$653,447	$586,422	$563,874
Shares outstanding (c)	43,619,070	43,381,014	43,264,460	42,951,344	42,452,446
Total assets	$8,213,393	$8,137,341	$8,243,186	$8,417,875	$7,872,303
Less:
Goodwill	1,797	1,797	1,797	1,797	1,797
Other intangible assets	2,026	2,065	2,103	2,141	2,179
Tangible assets (b)	$8,209,570	$8,133,479	$8,239,286	$8,413,937	$7,868,327
Tangible shareholders’ equity to tangible assets (a/b)	8.66%	8.43%	7.93%	6.97%	7.17%
Tangible book value per share (a/c)	$16.31	$15.80	$15.10	$13.65	$13.28
Efficiency ratio:
Noninterest expense (d)	$59,698	$55,459	$57,558	$58,272	$52,435
Net interest income	77,638	77,735	71,462	69,950	62,301
Noninterest income	33,756	25,276	70,111	31,057	10,803
Less: gain on sale of securities	—	—	—	—	—
Adjusted operating revenue (e)	$111,394	$103,011	$141,573	$101,007	$73,104
Efficiency ratio (d/e)	53.59%	53.84%	40.66%	57.69%	71.73%

Live Oak Bancshares, Inc.

GAAP to Non-GAAP Reconciliation (Continued)

(Dollars in thousands)

	Three months ended			Twelve months ended
	4Q 2021	3Q 2021	4Q 2020	4Q 2021	4Q 2020
Reconciliation of net income to non-GAAP net income:
Net income	$30,147	$33,839	$29,588	$166,995	$59,543
Loss (gain) on sale of aircraft	—	—	6	(114)	6
Impairment on aircraft held for sale	—	—	244	—	1,263
Income tax effects and adjustments for non-GAAP items *	—	—	(60)	27	(305)
Non-GAAP net income	$30,147	$33,839	$29,778	$166,908	$60,507
* Estimated at 24.0%
Non-GAAP earnings per share:
Basic	$0.69	$0.78	$0.72	$3.87	$1.49
Diluted	$0.66	$0.76	$0.69	$3.70	$1.45
Weighted-average shares outstanding:
Basic	43,492,172	43,329,889	41,320,851	43,169,935	40,677,496
Diluted	45,474,530	45,040,690	43,333,707	45,071,304	41,771,250
Reconciliation of financial statement line items as reported to non-GAAP:
Noninterest income, as reported	$33,756	$25,276	$10,803	$160,200	$86,000
Gain on sale of aircraft	—	—	—	(114)	—
Noninterest income, non-GAAP	$33,756	$25,276	$10,803	$160,086	$86,000
Noninterest expense, as reported	$59,698	$55,459	$52,435	$230,987	$192,676
Loss on sale of aircraft	—	—	(6)	—	(6)
Impairment on aircraft held for sale	—	—	(244)	—	(1,263)
Noninterest expense, non-GAAP	$59,698	$55,459	$52,185	$230,987	$191,407
Income before taxes, as reported	$47,778	$43,233	$12,035	$210,788	$47,389
Loss (gain) on sale of aircraft	—	—	6	(114)	6
Impairment on aircraft held for sale	—	—	244	—	1,263
Income before taxes, non-GAAP	$47,778	$43,233	$12,285	$210,674	$48,658
Income tax expense (benefit), as reported	$17,631	$9,394	$(17,553)	$43,793	$(12,154)
Income tax effects and adjustments for non-GAAP items	—	—	60	(27)	305
Income tax expense (benefit), non-GAAP	$17,631	$9,394	$(17,493)	$43,766	$(11,849)

This press release presents non-GAAP financial measures. The adjustments to reconcile from the non-GAAP financial measures to the applicable GAAP financial measure are included where applicable in financial results presented in accordance with GAAP. The Company considers these adjustments to be relevant to ongoing operating results. The Company believes that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for period-to-period comparisons, which will assist regulators, investors, and analysts in analyzing the operating results or financial position of the Company. The non-GAAP financial measures are used by management to assess the performance of the Company’s business for presentations of Company performance to investors, and for other reasons as may be requested by investors and analysts. The Company further believes that presenting the non-GAAP financial measures will permit investors and analysts to assess the performance of the Company on the same basis as that applied by management. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although non-GAAP financial measures are frequently used by shareholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.